THESE SECURITIES HAVE NOT BEEN REGISTERED FOR OFFER OR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

                    STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 4, 2009, by and between HC Innovations, Inc., a Delaware corporation (the “Company”), and Brahma Finance (BVI) Limited, a company organized under the laws of the British Virgin Islands (the “Purchaser” and together with the Company, the “Parties”).

WITNESSETH:

                    WHEREAS, the Company desires to sell and issue to the Purchaser, and the Purchaser wishes to purchase from the Company, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth herein;

                    WHEREAS, the Parties have agreed that the sale and purchase of the Common Stock shall take place in two tranches as follows: (i) an initial purchase by the Purchaser pursuant to this Agreement of 60,000,000 shares of the Company’s Common Stock at a purchase price of $0.01 per share (the “Initial Purchase”); and (ii) a subsequent transaction pursuant to a Standby Purchase Agreement (as entered into on the date hereof, the “Standby Purchase Agreement”) of even date herewith under which the Company will, by means of a rights offering, either issue and sell to the holders of its Common Stock or, if such holders do not exercise their rights pursuant to such rights offering, issue and sell to the Purchaser, and such holders of Common Stock and/or the Purchaser will purchase from the Company, 240,000,000 shares of Common Stock at a purchase price of $0.01 per share (the “Secondary Purchase”); and

                    WHEREAS, the Parties have agreed to proceed with the Initial Purchase by the execution and delivery of this Agreement.

                    NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

Purchase and Sale of Shares

Section 1.1 Issuance of Common Stock. Upon the following terms and conditions, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 60,000,000 shares of the Company’s Common Stock (the “Shares”).

Section 1.2 Purchase Price. The purchase price for the Shares to be acquired by the Purchaser shall be $0.01 per Share for an aggregate purchase price of $600,000 (the “Purchase Price”).

Section 1.3 The Closing. Subject to the fulfillment or waiver of the conditions set forth in Article IV hereof, the initial purchase and sale of the Shares shall take place on or about the date hereof or such other date as the Purchaser and the Company may agree upon (the “Closing Date”); provided that the Closing Date shall be no later than August 15, 2009. On the Closing Date, the Company shall deliver to the Purchaser one or more certificates representing the Shares registered in the name of the Purchaser or its nominee. On or prior to the Closing Date, the Purchaser shall deliver the Purchase Price by certified check or by wire transfer of immediately available funds to the Company at the following account:

ABA#
Account#
Name:
Attention:

In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing. On the Closing Date the Shares will validly issued, fully paid and non-assessable. The Company shall pay any documentary, stamp or similar issue or transfer taxes due upon the issuance and delivery of the Shares to the Purchaser.

Section 1.4 Fees. The Company shall pay to the Purchaser or its designee all of the Purchaser’s reasonable legal and professional costs incurred in connection with the transactions contemplated hereby. All such costs shall be paid on or before the Closing Date.

Article II.

Representations and Warranties

Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date:

                    (a) Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which such qualification is required, whether by the nature of the business conducted, property owned or otherwise, other than those jurisdictions in which the failure so to qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has made available to, and, to the extent requested, delivered to, the Purchaser true, correct and complete copies of (i) the Certificate of Incorporation of the Company, together with all amendments and any other modifications thereto (the “Company Certificate of Incorporation”), and (ii) the Bylaws of the Company, together with all amendments and any other modifications thereto (the “Company Bylaws”). The Company is not in violation or breach of any of the terms, conditions or provisions of the Company Certificate of Incorporation or the Company Bylaws.

                    (b) Subsidiaries and Affiliates. The Company does not have any subsidiaries or affiliates other than the subsidiaries listed in Schedule 2.1(b) attached hereto (“Subsidiaries”), and does not own, directly or indirectly, and is not under common ownership with, any other corporation, association or business entity. Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Except as otherwise disclosed in Schedule 2.1(b), each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Except as otherwise disclosed in Schedule 2.1(b), each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which such qualification is required, whether by the nature of the business conducted, property owned or otherwise, other than those jurisdictions in which the failure so to qualify or be in good standing would, not individually or in the aggregate, have a Material Adverse Effect. All of the issued and outstanding capital stock or other equity or ownership interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries, free and clear of any lien or adverse claim. Each of the Subsidiaries of the Company has made available to, and, to the extent requested, delivered to, the Purchaser true, correct and complete copies of its certificate of incorporation and bylaws, or equivalent documents, together with all amendments and any other modifications thereto. None of the Subsidiaries of the Company is in violation or breach of any of the terms, conditions or provisions of such documents.

                    (c) Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement and to issue the Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the performance by it of its obligations hereunder, including the issuance of the Shares, have been duly authorized by all necessary corporate action, and no further consent, authorization or other proceedings on the part of the Company or its Board of Directors (or any committee or subcommittee thereof) or shareholders is required, (iii) this Agreement has been duly executed and delivered by the Company, and (iv) this Agreement constitutes the legal valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting the enforcement of creditors’ rights and remedies generally or by other equitable principles relating to enforceability of general application, and (B) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

                    (d) Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which as of the date hereof, 39,713,128 shares are issued and outstanding, and 5,000,000 shares of blank check preferred stock, of which as of the date hereof, no shares are issued and outstanding. No shares are held by the Company as treasury shares. 6,948,073 shares are issuable and reserved for issuance pursuant to the Company’s stock option plans and certain outstanding contracts, or securities exercisable or exchangeable for, or convertible into, shares of Common Stock. All outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable. Except as disclosed in Schedule 2.1(d), (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities, or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries, (iii) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, shares of capital stock of the Company or any of its Subsidiaries, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, and (iv) there are no securities or instruments containing anti-dilution or similar provisions that would be triggered by the issuance of the Shares. Except as may be described in any documents which have been publicly filed by any of the Company’s stockholders, to the Company’s knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

                    (e) Issuance and Ownership of Shares. The Company has all necessary power and authority to issue the Shares. Upon issuance in accordance with this Agreement, the Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and adverse claims.

                    (f) No Conflicts. Except as disclosed in Schedule 2.1(f), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and issuance of the Shares will not result in any conflict with, or result in a violation or breach of any of the terms, conditions or provisions of, or constitute (with or without due notice, lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien upon any of the properties or assets of the Company or any Subsidiaries under, (i) its Certificate of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company or its By-laws; (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which the Company or any Subsidiary is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject; or (iii) any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the OTC Bulletin Board (“Principal Market”) or other principal securities exchange or trading market on which the Common Stock is traded or listed applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clause (ii), such conflicts that would not have a Material Adverse Effect.

                    (g) Consents Etc. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, do not and will not require any consent, approval, license, permit, order or authorization of, or any registration, notification, declaration or filing with, any person (including, without limitation, any governmental entity), except for (i) such as have been obtained or made and are in full force and effect, (ii) the filing of any notice with respect to a closing with a governmental entity which may be required subsequent to the closing under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the rules and regulations promulgated thereunder (and which, if required, will be filed on a timely basis as may be so required), and (c) any such consents or approvals of, or filings with, any persons who are not governmental entities, the failure of which to be obtained would not result, either individually or in the aggregate, in a Material Adverse Effect or affect the enforceability of this Agreement.

                    (h) SEC Documents. Except as otherwise disclosed therein, since October 24, 2007, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof, all amendments thereto and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the 1934 Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. Since the date of the respective filings, the Company has not incurred any liabilities except in the ordinary course of business or as reflected in the SEC Documents. The SEC Documents do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since October 24, 2007 there has not occurred any event, change, circumstance or effect that could reasonably be expected to have a Material Adverse Effect that has not been set forth in the SEC Documents.

                    (i) Financial Statements. As of their respective dates, the financial statements of the Company and its Subsidiaries included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto. The financial statements included in the SEC Documents were prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis and fairly present, in all material respects, the financial position, on a consolidated basis, of the Company and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Company and its Subsidiaries for each of the periods then ended. Neither the Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the financial statements included in the SEC Documents or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and any of its Subsidiaries taken as a whole. To the knowledge of the Company, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board (the “PCAOB”),

has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data included in the SEC Documents.

                    (j) Internal Accounting and Disclosure Controls. Except as indicated in the Forms 10-K and the Forms 10-Q of the Company (as amended by the applicable Forms 10-K/A and Forms 10-Q/A) filed with the Securities and Exchange Commission, the Company and its Subsidiaries have established and maintain a system of internal accounting controls and procedures (as such term is defined in Rule 13a-15(e) and Rule15d-15(e) under the 1934 Act) that are sufficient to provide reasonable assurance (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as otherwise disclosed in the SEC Documents, the Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with the 1934 Act for the Company’s most recently ended fiscal quarter or fiscal year-end (such date, the “ Evaluation Date ”). The Company presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting (as defined in 34 Act Rules 13a-15(f) and 15(d)-15(f)).

                    (k) Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

                    (l) Independent Accountant. Carlin, Charron & Rosen, LLP, who have audited or reviewed the financial statements (which term as used in this Agreement includes the related notes and schedules thereto) included or incorporated by reference in the SEC Documents, are (a) independent public or certified public accountants as required by the 1934 Act, (b) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the 1934 Act and (c) a registered public accounting firm as defined by the PCAOB whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

                    (m) Securities Act Registration Etc. Assuming that the representations and warranties of the Purchaser contained herein are true, it is not necessary in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Agreement to register the Shares under the Securities Act or under applicable state laws regulating the issuance or sale of securities. None of the Company, its Subsidiaries, any of their Affiliates or any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, its Subsidiaries, any of their Affiliates or any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings for purposes of the Securities Act. As used in this Subsection 2.1(m), the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

                    (n) Absence of Litigation. Except as otherwise disclosed in Schedule 2.1(n), there is no action, suit, proceeding, inquiry, notice of violation or investigation before or by any court, arbitrator, public board, government agency, regulatory authority, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, any Subsidiary of the Company, the Shares, any officers or directors of the Company or any of its Subsidiaries in their capacities as such, or any of their respective assets or properties.

                    (o) Material Contracts. Schedule 2.1(o) contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except (i) as otherwise disclosed in the Company’s SEC Documents, and (ii) where the consequences, direct or indirect, of such default or defaults, or condition or conditions, if any, could not reasonably be expected to have a Material Adverse Effect. “Material Contracts” means any and all contracts or agreements to which the Company or any Subsidiary is a party and which fall under the term “material contract” as such term is defined in Item 601(b)(10) of Regulation SK of the SEC, and any and all amendments, modifications, supplements, renewals or restatements thereof.

                    (p) Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened, the effect of which would be reasonably likely to result in a Material Adverse Effect.

                    (q) Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Neither the Company nor any of its Subsidiaries have any knowledge of any infringement by the Company or any of its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or any of its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement. The Company has no knowledge of any pending or threatened infringement of its intellectual property rights.

                    (r) Compliance with Law. Each of the Company and its Subsidiaries has complied with, and the operations of each of them have been conducted in accordance with, all laws, orders and permits applicable to them, except where failure to comply or to conduct operations in such a manner would not, individually or in the aggregate, result in a Material Adverse Effect. None of the Company or its Subsidiaries is in violation of or default under, nor has any event occurred which, with the lapse of time or the giving of notice or both, could result in the violation of or default under, the terms of any law, order or permit, except where such violation or default would not, individually or in the aggregate, result in a Material Adverse Effect.

                    (s) Disclosure. No representation or warranty by the Company in this Agreement, nor in any certificate, schedule, document, exhibit or other instrument delivered or to be delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such certificate, schedule, document, exhibit or other instrument. To the knowledge of the Company at the time of the execution of this Agreement, there is no information concerning the Company or any of its Subsidiaries or its respective businesses which has not heretofore been disclosed to the Purchaser (or disclosed in the Company’s filings made with the SEC under the 1934 Act) that would have a Material Adverse Effect.

                    (t) Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property (tangible and intangible) owned by it which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except for (i) liens contemplated by that certain Securities Amendment and Purchase Agreement dated December 23, 2008 by and between the Company and the Noteholders identified therein (the “Securities Amendment and Purchase Agreement”), and (ii) such matters as do not materially and adversely affect the value of such property and do not interfere with the use made and proposed to made of such property by the Company and its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries. There is no outstanding commitment, call, option or agreement to sell any of the property of the Company or its Subsidiaries. The tangible property which is necessary to the business of each of the Company and its Subsidiaries is in good condition and repair, ordinary wear and tear excepted, and the Company and its Subsidiaries enjoy peaceful and undisturbed possession of all of such property.

                    (u) Insurance. The Company and its Subsidiaries each maintain with insurers of recognized financial responsibility insurance in amounts and against such perils as are generally and prudently maintained in comparable businesses. All of such policies of insurance are and will be in full force and effect. All premiums, retention amounts and other expenses relating to such policies up to and including the Closing Date have been paid, and none of the Company or its Subsidiaries has received notice of cancellation of any such policy. There are no circumstances existing which would enable any insurer to avoid liability under any of the policies of insurance referred to above presently in effect.

                    (v) Permits. The Company and its Subsidiaries own, hold, possess, or lawfully use in its business all material approvals, authorizations, certifications, franchises, licenses, permits, and similar authorities (“Permits”) that are necessary for the conduct of their business as currently conducted or the ownership and use of their assets or properties, in compliance with all laws. All of such material Permits are listed in Schedule 2.1(v), and true, complete and correct copies of each Permit listed in Schedule 2.1(v) have been made available to the Purchaser. Neither the Company nor any of its Subsidiaries is in default under, or has received any notice of any claim of default in respect of, any such Permits. All such Permits are renewable by their respective terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

                    (w) Tax Status. Except as otherwise disclosed in Schedule 2.1(b), the Company and its Subsidiaries have made or filed all United States federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and all such returns, reports and declarations are true, correct and accurate in all material respects. The Company has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, for which adequate reserves have been established, in accordance with GAAP. No taxing authority has given notice of an assertion, or is threatening to assert, against the Company or any of its Subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

                    (x) Subsidiary Rights. The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its subsidiaries as owned by the Company or such subsidiary.

                    (y) Sarbanes-Oxley Act. Except as otherwise disclosed in the SEC Documents, there has been no failure of the Company or any of its directors or officers, in their capacities as such, to comply with any applicable provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations thereunder (the “Sarbanes Oxley Act”).

                    (z) Application of Takeover Protections. There are no control share acquisition, business combination, poison pill (including any distributions under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement.

                    (aa) Supplier and Customer Relationships. Except as set forth in Schedule 2.1 (aa), the relationship of the Company and its Subsidiaries with each of its major customers and suppliers is good, and the Company has no knowledge of any intent to terminate any such relationship by any such customer or supplier or any other matter relating to any such customer or supplier which could have a Material Adverse Effect.

                    (bb) Brokers or Finders. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, have dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and none of such persons has incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.2 Investment Representations of the Purchaser.

          The Purchaser represents and warrants to the Company as follows, solely for establishing that the offer, sale and issuance of the Shares being acquired by the Purchaser pursuant to this Agreement are exempt from the registration requirements of the Securities Act and the comparable provisions of state securities laws and not in any way to mitigate the responsibility or liability of the Company for any breach of the representations and warranties made by the Company in this Agreement, on which the Purchaser is relying in full in connection with its decision to invest in the Company:

          Investment Representations

          (a) The Purchaser is acquiring the Shares under this Agreement for its own account, for investment and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws.

          (b) The Purchaser understands that the Shares will not be registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Act and Regulation D or applicable state securities laws by reason of their issuance by the Company in transactions exempt from the registration requirements of applicable state securities laws.

          (c) The Purchaser has had the opportunity to ask questions of the Company’s officers and directors about the terms and conditions of this Agreement, including, without limitation, the terms and conditions of the Shares that will be provided to the Purchaser pursuant to this Agreement, as well as the business, properties, prospects and financial condition of the Company and its Subsidiaries, and understands that the Shares being invested in pursuant to this Agreement are speculative investments which involve a high degree of risk of loss of the entire investment therein; and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of its investment in the Shares; provided, however, that nothing herein shall be construed to derogate or otherwise limit the representations, warranties and covenants of the Company contained in this Agreement or the Purchaser’s reliance thereon.

          (d) The Purchaser is one of the following: (i) an individual with net worth (or joint net worth together with his or her spouse) in excess of $1,000,000 (which net worth includes the value of home, furnishings and automobiles); (ii) an individual with individual income (exclusive of any income attributable to his or her spouse) in excess of $200,000 in each of calendar years 2007 and 2008 and expects an individual income in excess of $200,000 for calendar year 2009, or has had, together with his or her spouse, joint income in excess of $300,000 in each of the calendar years 2007 and 2008 and expects a joint income in excess of $300,000 for calendar year 2009; or otherwise qualifies as an “accredited investor” as defined for purposes of Regulation D, which has been adopted by the SEC under the Securities Act.

          Restricted Securities

          (a) The Purchaser understands and agrees that the Shares will constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, consequently, the Shares may not be resold without first being registered under the Securities Act, except in certain limited circumstances. Specifically, the Purchaser is familiar with SEC Rule 144 and understands, and agrees to comply with, the resale limitations imposed thereby and by the Securities Act generally.

          (b) The Purchaser understands and agrees that the certificates issued to it representing the Shares will bear the following legend:

“These securities have not been registered under the Securities Act of 1933 (the “Act”) or under any state securities laws and have been issued and sold in reliance upon an exemption from registration under the Act. These securities may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act or an opinion of counsel, satisfactory to the issuer of these securities, to the effect that such a registration statement is unnecessary in respect of a particular sale, offer, pledge, hypothecation or other transfer.”

The foregoing legend will be removed from a certificate at the request of the Purchaser (or the request of any person to whom any the Purchaser has transferred shares in conformity with this Agreement) in connection with the proposed transfer of Shares only upon either the effectiveness of such a registration statement or receipt by the Company of an opinion of counsel, reasonably satisfactory to the Company, to the effect that registration under the Act is unnecessary in respect of the proposed transfer, in reliance upon SEC Rule 144 under the Act, and that such legend is not required by law to appear on the certificate.

Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement entered into in compliance with law, including applicable securities laws.

Article III.

Covenants

Section 3.1 SEC Reporting and OTC Bulletin Board. The Company will comply with its reporting and filing obligations under the 1934 Act and the rules and regulations of the Principal Market. As soon as practicable following the time when the Company is permitted by the 1934 Act to terminate or suspend its reporting and filing obligations thereunder, the Company shall take all commercially reasonable actions to terminate or suspend such obligations and to effect a delisting of the Company’s Common Stock from its Principal Market.

Section 3.2 Constitution of Board of Directors. Upon the execution of this Agreement, the Company shall immediately cause its board of directors to be reconstituted at five (5) members, which shall include two (2) designees of the Purchaser.

Section 3.3 Securities Compliance. The Company shall notify the SEC and the Principal Market, in accordance with their requirements, of the transactions contemplated by this Agreement and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares. Without limiting the foregoing, as soon as practicable upon the execution of this Agreement, the Company shall issue a press release disclosing the transaction contemplated herein and shall file a Form 8-K with the Securities and Exchange Commission (the “SEC”) within the time prescribed under current SEC rules and regulations.

Section 3.4 Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Shares in accordance with Regulation D. The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Shares for sale to the Purchaser under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification); provided, however, that the Company shall not be required in connection therewith to register or qualify as a foreign corporation in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation, in each case, in any jurisdiction where it is not now so subject.

Section 3.5 Material Changes. On or before the Closing Date, the Company shall forthwith notify the Purchaser of any material change affecting any of its representations, warranties, undertakings and indemnity that occurs at any time prior to payment being made to the Company on the Closing Date.

Section 3.6 Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for general corporate purposes including working capital and other growth initiatives consistent with the current business of the Company.

Article IV.

Conditions to Closing

Section 4.1 Conditions Precedent to the Obligation of the Company to Sell. The obligation hereunder of the Company to issue and sell the Shares to the Purchaser on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

                    (a) Accuracy of the Purchaser’ Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

                    (b) Performance by the Purchaser. The Purchaser shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchaser on or prior to the Closing Date, including full payment of the Purchase Price to the Company as provided herein.

                    (c) Fairness Opinion. The Company shall have received a Fairness Opinion from an acceptable independent investment banking firm indicating that the sale of the Shares is fair and equitable to all of the shareholders of the Company.

                    (d) No Litigation. There shall not be any litigation or proceeding pending or threatened that seeks to restrain or invalidate the transactions contemplated by this Agreement.

                    (e) Waiver of Rights. The Company shall have received an executed copy of the Waiver to Securities Amendment and Purchase Agreement, attached hereto as Exhibit A, duly executed by the Required Noteholders thereunder.

Section 4.2 Conditions Precedent to the Obligation of the Purchaser to Purchase. The obligation hereunder of the Purchaser to acquire and pay for the Shares on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth below. These conditions are for the Purchaser’ sole benefit and may be waived by the Purchaser at any time in its sole discretion.

                    (a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date).

                    (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company on or prior to the Closing Date.

                    (c) Fairness Opinion. The Purchaser shall have received a copy of the Fairness Opinion referred to in Section 4.1(c) above.

                    (d) No Litigation. There shall not be any litigation or proceeding pending or threatened that seeks to restrain or invalidate the transactions contemplated by this Agreement.

                    (e) Extension of Line of Credit. The Company and the lenders thereunder shall have entered into an amendment to the Line of Credit Agreement dated March 12, 2009 extending the availability of the line of credit thereunder through the earlier of (i) the date of consummation by the parties thereto of the transactions contemplated by the Standby Purchase Agreement, and (ii) December 31, 2009.

                    (f) Waiver of Rights. The Company shall have received an executed copy of the Waiver to Securities Amendment and Purchase Agreement, attached hereto as Exhibit A, duly executed by the Required Noteholders thereunder.

                    (g) Standby Purchase Agreement. The Company and the Purchaser shall have entered into the Standby Purchase Agreement.

                    (h) Undertaking to Convert Notes and Transfer Warrants. The Purchaser shall have received copies of the Undertaking to Convert Notes and Transfer Warrants attached hereto as Exhibit B executed by all of the Noteholders specified on the signature pages thereto.

                    (i) Confirmation of Former CEO’s Resignation. The Purchaser shall have received an executed copy of a letter from David Chess to the Company confirming his resignation from all positions with the Company and its Subsidiaries.

                    (j) Appointment of New CEO. John Randazzo shall have been appointed as Chief Executive Officer and entered into an employment agreement with the Company reasonably satisfactory to the Purchaser.

                    (k) Legal Opinions. At the Closing, the Purchaser shall have received an opinion of U.S. counsel to the Company substantially in the form attached hereto as Exhibit C.

                    (l) Officer’s Certificates. The Company shall have delivered to the Purchaser a certificate in form and substance satisfactory to the Purchaser and the Purchaser’s counsel, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Certificate of Incorporation, By-Laws, good standing and authorizing resolutions of the Company.

                    (m) Payment of Fees. The Purchaser or its designee shall have received all fees payable under (i) the Securities Amendment and Purchase Agreement, (ii) the Line of Credit referred to in Section 4.2(e) above and (iii) Section 1.4, hereof.

                    (n) Certain Changes. There shall not have occurred, since the date of this Agreement and prior to the Closing Date, any of the following: (i) any Event of Default under any of Sections 9.1(a), 9.1(b), 9.1(h) or 9.1(i) of the Securities Amendment and Purchase Agreement; (ii) loss of any customer or group customers accounting for, at the time of such loss, at least 10% of the Company’s consolidated revenues during the four fiscal quarters most recently then ended; (iii) loss of any significant employee; or (iv) any other event which, singly or taken together with any other event, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole, that is equivalent to or more adverse than any of the events referred to in clauses (i) through (iii) above.

                    (o) Transfer Agent Instructions. The Company shall have issued irrevocable instructions to its transfer agent requesting the transfer agent to issue one or more share certificates to the Purchaser representing the Shares, and the Purchaser shall have received such share certificates.

Article V.

Termination

Section 5.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Purchaser.

Section 5.2 Other Termination. This Agreement may be terminated by action of the Board of Directors of the Company or by the Purchaser at any time if the Closing shall not have been consummated on the Closing Date; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).

Article VI.

Indemnification

Section 7. In consideration of the Purchaser’ execution and delivery of the this Agreement and acquiring the Shares hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its partners, officers, directors, employees and members and any of the foregoing person’s agents, advisors or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate or document contemplated hereby or thereby. Notwithstanding the foregoing, Purchaser Indemnified Liabilities shall not include any liability of any Purchaser Indemnitee arising out of such Purchaser Indemnitee’s gross negligence or willful misconduct. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law.

Article VII.

Governing Law; Miscellaneous

Section 7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be wholly performed within such state and without regard to conflicts of laws provisions. Any legal action or proceeding arising out of or relating to this Agreement, or any other agreement executed pursuant hereto, may be instituted in the courts of the State of New York sitting in the Borough of Manhattan in New York City, and the parties hereto irrevocably submit to the jurisdiction of each such court in any action or proceeding. Each party hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in every suit, action or other proceeding arising out of or based on this Agreement, or any other agreement executed pursuant hereto, and brought in any such court, any claim that such party is not subject personally to the jurisdiction of the above named courts, that such party’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Section 7.2 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Execution and delivery of this Agreement by facsimile transmission (including delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

Section 7.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 7.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 7.5 Costs and Expenses. Except as otherwise provided herein, each party shall be responsible for all of its out-of-pocket costs and expenses incurred with respect to this Agreement and the transactions contemplated by this Agreement. Nevertheless, in the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party in such dispute all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorney’s fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

Section 7.6 Entire Agreement; Amendments; Waivers. This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 7.7 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

If to the Company:

HC Innovations, Inc.
10 Progress Drive, Suite 200
Shelton, CT 06484
Telephone: (203) 925-9600
Facsimile: (203) 926-0594
Attention: John Randazzo, Interim CEO

With a copy to:

Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
Telephone: (212) 752-9700
Facsimile: (212) 813-9768
Attention: Jay M. Kaplowitz, Esq.

If to the Purchaser:

Brahma Finance (BVI) Limited
Le Roccabella
24 Avenue Princesse Grace
Monte-Carlo, MC 98000
Monaco
Telephone: +33 643 916 999
Attention: Nicholas Barham

With a copy to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor
New York, New York 10017
Telephone: (212) 908-3975
Facsimile: (212) 344-6101
Attention: John M. Clapp, Esq.

                    Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 7.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Permitted Assignee (as defined below). The Purchaser may assign some or all of its rights hereunder to any assignee of the Shares (in each case, a “Permitted Assignee”); provided, however, that any such assignment shall not release the Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

Section 7.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.10 Survival. The representations, warranties, rights to indemnification and agreements of the Company and the Purchaser contained in the Agreement shall survive the delivery of the Shares.

Section 7.11 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 7.13 Days. Unless the context refers to “business days,” all references herein to “days” shall mean calendar days.

Section 7.14 Placement Agent. The Purchaser and the Company each acknowledges and warrants that it has not engaged any placement agent in connection with the sale of the Shares, and the Company and Purchaser shall indemnify and hold the other harmless against any liability, loss, or expense (including without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising from any breach of said warranty.

                    IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the date and year first above written.

COMPANY:		PURCHASER:

HC INNOVATIONS, INC.		BRAHMA FINANCE (BVI) LIMITED

By:	/s/ John Randazzo	By:	/s/ Nicholas Barham

Name: John Randazzo		Name: Nicholas Barham
Title: Interim CEO		Title: Director

EXHIBIT A

WAIVER TO SECURITIES AMENDMENT AND PURCHASE AGREEMENT

          THIS WAIVER TO SECURITIES AMENDMENT AND PURCHASE AGREEMENT (this “Waiver”) is entered into as of August 4, 2009 by and among HC INNOVATIONS, INC., a Delaware corporation (the “Company”) and the NOTEHOLDERS identified on the signature pages hereto (each, a “Noteholder” and collectively, the “Noteholders”).

RECITALS

          WHEREAS, the Company and the Noteholders entered into a Securities Amendment and Purchase Agreement (as previously amended, the “Securities Amendment and Purchase Agreement”), dated as of December 23, 2008;

          WHEREAS, the Company and Brahma Finance (BVI) Limited (in such capacity, the “Purchaser”) propose to enter into a Stock Purchase Agreement (as in effect on the date hereof, the “Stock Purchase Agreement”) of even date herewith pursuant to which the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, 60,000,000 shares of Common Stock at a purchase price of $0.01 per share; and

          WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, the parties hereto propose to waive certain provisions of the Securities Amendment and Purchase Agreement as hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

          1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Securities Amendment and Purchase Agreement.

          2. Waiver of Sections 4.4(a) and 8.14(b) of the Securities Amendment and Purchase Agreement. Sections 4.4(a) (Reservation of Shares) and 8.14(b) (relating to certain issuances of Common Stock and other securities) of the Securities Amendment and Purchase Agreement are hereby waived solely for the purpose of permitting the Company and the Purchaser to enter into and consummate the transactions contemplated by the Stock Purchase Agreement.

          3. Governing Law. All questions concerning the construction, interpretation and validity of this Waiver shall be governed by and construed and enforced in accordance with the law of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

          4. Counterparties; Effectiveness. This Waiver may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Counterparts transmitted by facsimile may be treated as an original instrument and relied upon for all purposes as such. This Waiver shall become effective on the date on which counterparts hereof have been executed and delivered by the Company and the Required Noteholders.

          5. Miscellaneous. The parties hereto agree and acknowledge that nothing contained in this Waiver in any manner or respect limits or terminates any of the provisions of the Securities Amendment and Purchase Agreement, other than as expressly set forth herein and further agree and acknowledge that the Securities Amendment and Purchase Agreement remains and continues in full force and effect. If there is any conflict between the terms and conditions this Waiver and the terms and conditions of the Securities Amendment and Purchase Agreement, the terms and conditions of this Waiver shall prevail. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of any party to the Securities Amendment and Purchase Agreement, nor constitute a waiver of any provision of the Securities Amendment and Purchase Agreement. On and after the date of this Waiver, each reference in the Securities Amendment and Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Securities Amendment and Purchase Agreement as waived hereby.

[Signature pages follow. The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, each of the undersigned has caused this Waiver to be duly executed and delivered as of the date first above written.

COMPANY:

HC INNOVATIONS, INC.

By:

Name:
Title:

NOTEHOLDERS:

WELWYN MANAGEMENT COMPANY	RICHARD F. DELATER

By:

Name: Jessica L. DeLater
Title: President

BRAHMA FINANCE (BVI) LIMITED	JAMES J. BIGL REVOCABLE TRUST

By:	By:

Name: Nicholas Barham	Name: James J. Bigl
Title: Director	Title: Trustee

THE KENNETH D LAMÉ LIVING TRUST	PACIFIC AERIE HOLDING LLC

By:	By:

Name: Kenneth D. Lamé	Name: Jon T. Lamé
Title: Trustee	Title: Manager

DUSTIN LEFEBVRE	LESLIE S. LEFEBVRE

PAUL B. LEFEBVRE	RAYMOND MARKMAN

VI TILJAK	ADAM LEFEBVRE

RYAN LEFEBVRE	JEROME ADLER

EXHIBIT B

UNDERTAKING TO CONVERT NOTES AND TRANSFER WARRANTS

          THIS UNDERTAKING TO CONVERT NOTES AND TRANSFER WARRANTS (this “Undertaking”) is entered into as of August 4, 2009 by and among HC INNOVATIONS, INC., a Delaware corporation (the “Company”), the NOTEHOLDERS identified on the signature pages hereto (each, a “Noteholder” and collectively, the “Noteholders”), and BRAHMA FINANCE (BVI) LIMITED (in such capacity, the “Purchaser”).

RECITALS

          WHEREAS, the Company and the Noteholders entered into a Securities Amendment and Purchase Agreement (as previously amended, the “Securities Amendment and Purchase Agreement”), dated as of December 23, 2008;

          WHEREAS, the Company and the Purchaser propose to enter into a Stock Purchase Agreement (as entered into on the date hereof, the “Stock Purchase Agreement”) of even date herewith pursuant to which the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, 60,000,000 shares of Common Stock at a purchase price of $0.01 per share;

          WHEREAS, the Company and the Purchaser propose to enter into a Standby Purchase Agreement (as entered into on the date hereof, the “Standby Purchase Agreement”) of even date herewith pursuant to which the Company has undertaken, by means of a rights offering, either to issue and sell to the holders of its Common Stock or, if such holders do not exercise their rights pursuant to such rights offering, to issue and sell to the Purchaser, and such holders of Common Stock and/or the Purchaser will purchase from the Company, 240,000,000 shares of Common Stock at a purchase price of $0.01 per share; and

          WHEREAS, it is a condition precedent to consummation by the Company and the Purchaser of the transactions contemplated by the Standby Purchase Agreement that (i) each of the Amended Notes shall have been converted into shares of Common Stock and (ii) each of the New Warrants shall have been acquired by the Purchaser.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

          1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Securities Amendment and Purchase Agreement.

          2. Undertaking to Convert Notes. Subject to the fulfillment or waiver of the conditions set forth in Section 6 hereof, each of the Noteholders shall, on the date of consummation by the parties thereto of the transactions contemplated by the Standby Purchase Agreement (the “Standby Closing Date”), convert all of their Amended Notes into shares of Common Stock. Such conversion shall be made in compliance with Article IV of the Securities Amendment and Purchase Agreement and, notwithstanding the last sentence of Section 4.2(a) of the Securities Amendment and Purchase Agreement, share certificates representing the converted Amended Notes shall be delivered to the Noteholders on the Standby Closing Date. The parties hereto acknowledge and agree that the Conversion Price for such conversion, after adjustment to take into account each of the transactions contemplated by the Stock Purchase Agreement and the Standby Purchase Agreement, shall, subject to (i) any amendments or modifications to such transactions, (ii) adjustments for interest, fees and other amounts accrued through the Standby Closing Date, and (iii) any other event or circumstance giving rise to an adjustment of the Conversion Price pursuant to the Securities Amendment and Purchase Agreement, be $0.0416.

          3. Undertaking to Transfer Warrants. Subject to the fulfillment or waiver of the conditions set forth in Section 6 hereof, each of the Noteholders shall, on the Standby Closing Date, transfer all of their New Warrants to the Purchaser. Such transfer shall be made in compliance with Section 6 of the New Warrants, and delivery of the New Warrants to the Purchaser shall take place on the Standby Closing Date. The Company and the Purchaser acknowledge and agree that, immediately following such transfer, the Exercise Price of the New Warrants, after adjustment to take into account each of the transactions contemplated by the Stock Purchase Agreement and the Standby Purchase Agreement, shall, subject to (i) any amendments or modifications to such transactions, (ii) adjustments for interest, fees and other amounts accrued through the Standby Closing Date, and (iii) any other event or circumstance giving rise to an adjustment of the Exercise Price pursuant to the New Warrants, be $0.0499.

          4. Fees. The Company shall pay to the Noteholders and the Purchaser or their respective designees all of the Noteholders’ and the Purchaser’s reasonable legal and professional costs incurred in connection with the transactions contemplated by this Undertaking. All such costs shall be paid on or before the Standby Closing Date.

          5. Representations and Warranties. The Company represents and warrants to each Noteholder on the Standby Closing Date as follows:

          (a) the Company has all necessary power and authority to issue the shares of Common Stock into which the Amended Notes and New Warrants are convertible or exercisable;

          (b) The shares of Common Stock into which the Amended Notes and New Warrants are convertible or exercisable have been duly authorized and reserved for issuance by all necessary corporate action by the Company; and

          (c) The shares of Common Stock into which the Amended Notes and New Warrants are convertible or exercisable, when so issued in accordance with the Company’s Articles of Incorporation and Bylaws and delivered upon such conversion or exercise in accordance with the terms of the Amended Notes and the New Warrants, as the case may be, will be duly authorized and validly issued, fully paid and nonassessable and free and clear of all Liens.

          6. Conditions Precedent. The obligations of the Noteholders under this Undertaking to convert their Amended Notes and to transfer their New Warrants on the Standby Closing Date is subject to the satisfaction, on or before the Standby Closing Date, of each of the conditions set forth below. These conditions are for the Noteholders’ sole benefit and may be waived, as to each individual Noteholder, by such Noteholder at any time in its sole discretion.

          (a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in this Undertaking shall be true and correct as of the Standby Closing Date as though made at that time.

          (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company pursuant to this Undertaking on or prior to the Standby Closing Date.

          (c) No Litigation. There shall not be any litigation or proceeding pending or threatened that seeks to restrain or invalidate the transactions contemplated by this Undertaking.

          (d) Standby Purchase Agreement. Each of the conditions precedent to the consummation by the parties thereto of the transactions contemplated by the Standby Purchase Agreement shall have been satisfied and not waived, and the purchase and sale of the Standby Shares (as therein defined) shall have taken place in accordance with the provisions of the Standby Purchase Agreement.

          (e) Performance by Other Noteholders. As to each individual Noteholder, each of the other Noteholders shall have performed its obligations under Sections 3 and 4 of this Undertaking.

          (f) Payment of Fees. The Noteholders and the Purchaser or their designee shall have received all fees payable under (i) the Securities Amendment and Purchase Agreement and (ii) Section 4 hereof.

          (g) Certain Changes. There shall not have occurred, since the date of this Agreement and prior to the Standby Closing Date, any of the following: (i) any Event of Default under any of Sections 9.1(a), 9.1(b), 9.1(h) or 9.1(i) of the Securities Amendment and Purchase Agreement; (ii) loss of any customer or group customers accounting for, at the time of such loss, at least 10% of the Company’s consolidated revenues during the four fiscal quarters most recently then ended; (iii) loss of any significant employee; or (iv) any other event which, singly or taken together with any other event, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole, that is equivalent to or more adverse than any of the events referred to in clauses (i) through (iii) above.

          If any of the foregoing conditions shall not have been satisfied by February 28, 2010, this Agreement may be terminated by any individual Noteholder in its sole discretion, as to such Noteholder, at any time thereafter by notice to the Company. Any such termination shall be without liability of any party to any other party hereto, except as provided in Section 4, which shall survive any such termination and remain in full force and effect.

          7. Certain Waivers. Sections 8.14(b), 8.14(c) (relating to certain issuances of Common Stock and other securities) and 8.18 (Transactions with Affiliates) of the Securities Amendment and Purchase Agreement are hereby waived solely for the purpose of permitting the Company and the Purchaser to enter into and consummate the transactions contemplated by the Standby Purchase Agreement.

          8. Governing Law. All questions concerning the construction, interpretation and validity of this Undertaking shall be governed by and construed and enforced in accordance with the law of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

          9. Counterparties; Effectiveness. This Undertaking may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Counterparts transmitted by facsimile may be treated as an original instrument and relied upon for all purposes as such. This Undertaking shall become effective on the date on which counterparts hereof have been executed and delivered by the Company and the each of the Noteholders listed on the signature pages hereof.

          10. Miscellaneous. The parties hereto agree and acknowledge that nothing contained in this Undertaking in any manner or respect limits or terminates any of the provisions of the Securities Amendment and Purchase Agreement, other than as expressly set forth herein and further agree and acknowledge that the Securities Amendment and Purchase Agreement remains and continues in full force and effect. If there is any conflict between the terms and conditions of this Undertaking and the terms and conditions of the Securities Amendment and Purchase Agreement, the terms and conditions of this Undertaking shall prevail. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Undertaking shall not operate as a waiver of any right, power or remedy of any party to the Securities Amendment and Purchase Agreement, nor constitute a waiver of any provision of the Securities Amendment and Purchase Agreement.

[Signature pages follow. The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, each of the undersigned has caused this Undertaking to be duly executed and delivered as of the date first above written.

COMPANY:

HC INNOVATIONS, INC.

By:

Name:
Title:

NOTEHOLDERS:

WELWYN MANAGEMENT COMPANY	RICHARD F. DELATER

By:

Name: Jessica L. DeLater
Title: President

BRAHMA FINANCE (BVI) LIMITED	JAMES J. BIGL REVOCABLE TRUST

By:	By:

Name: Nicholas Barham	Name: James J. Bigl
Title: Director	Title: Trustee

THE KENNETH D LAMÉ LIVING TRUST	PACIFIC AERIE HOLDING LLC

By:	By:

Name: Kenneth D. Lamé	Name: Jon T. Lamé
Title: Trustee	Title: Manager

DUSTIN LEFEBVRE	LESLIE S. LEFEBVRE

PAUL B. LEFEBVRE	RAYMOND MARKMAN

VI TILJAK	ADAM LEFEBVRE

RYAN LEFEBVRE	JEROME ADLER

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EXHIBIT C

August 4, 2009

Brahma Finance (BVI) Limited
Le Roccabella
24 Avenue Princesse Grace
Monte-Carlo, MC 98000
Monaco

Re:	HC Innovations, Inc.

Ladies and Gentlemen:

          We are counsel to HC Innovations, Inc., a Delaware corporation (“Company”), in connection with the execution and delivery of that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated August 4, 2009 by and between the Company and Brahma Finance (BVI) Limited, and the Waiver to Securities Amendment and Purchase Agreement and Amendment No. 2 to the Line of Credit Agreement referred to therein (collectively, the “Transaction Documents”), and the transactions contemplated thereby. This opinion is being delivered pursuant to Section 4.2(k) of the Stock Purchase Agreement. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Stock Purchase Agreement.

          In so acting, we have examined (i) the Transaction Documents (ii) the Company’s Articles of Incorporation, as in effect on the date hereof (the “Articles of Incorporation”), and (iii) the Company’s Bylaws, as in effect on the date hereof (the “Bylaws”), and we have examined and considered such corporate records, certificates and matters of law as we have deemed appropriate as a basis for our opinions set forth below.

          Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion that as of the date hereof:

          1. Except as set forth on Schedule I hereto, the Company and its Subsidiaries are duly organized, validly existing corporations or organizations and in good standing under the laws of their respective states of incorporation or organization, and they have the corporate or other power and authority to own, lease and operate their properties and to conduct their business as currently conducted, except that we offer no opinion with respect to the Company’s or the Subsidiaries’ compliance with any applicable healthcare laws.

          2. Except as set forth on Schedule I hereto, the Company and its Subsidiaries are duly qualified as foreign corporations or limited liability companies, as applicable, to transact business in the jurisdictions in which their ownership or lease of property or the conduct of their business require such qualification, and are in good standing in each such jurisdiction, except where the failure to be so qualified or in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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          3. The Company has the corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Transaction Documents. The Company has duly executed and delivered the Transaction Documents and the Transaction Documents constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by:

(a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or generally affecting creditors’ rights in effect now or in the future; and

(b) the exercise of judicial discretion in accordance with general equitable principles (regardless of whether enforcement is sought in equity or at law).

          4. The Common Stock issuable pursuant to the Stock Purchase Agreement has been duly authorized and reserved for issuance upon sale pursuant thereto, and when issued upon such sale in accordance with the terms of the Stock Purchase Agreement will have been validly issued, fully paid and non-assessable, and the issuance of such Common Stock is not subject to any preemptive or similar rights.

          5. Neither the execution, delivery and performance by the Company of the Transaction Documents nor compliance by it with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, will (a) violate or conflict with any provision of the Articles of Incorporation of the Company or any Subsidiary; (b) to the best of our knowledge, conflict with, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which they or any of their property or assets are bound or to which they may be subject; (c) contravene any provision of any law, statute, rule, regulation (including any order, writ, injunction or decree known to us) of any court or governmental instrumentality applicable to the Company or a Subsidiary, except, in the case of each of clauses (b) and (c), such as have not, individually or in the aggregate resulted, or could reasonably be expected to result, in a Material Adverse Effect. In rendering the opinion in clause (b) above, we have assumed that the waivers provided for in the Waiver to Securities Amendment and Purchase Agreement referred to in the first paragraph of this opinion letter have been granted by the Required Noteholders thereunder.

          6. Other than those authorizations, approvals, and consents that have already been obtained, and those notices and filings that have already been made, no authorization, approval, consent, or other action by, and no notice to or filing with any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets is required for the due execution, delivery or performance by the Company of its respective obligations under the Transaction Documents.

          7. To our knowledge, except as disclosed in the Stock Purchase Agreement, there are no actions, suits or proceedings by or before any court, arbitrator or governmental agency pending or threatened against the Company that challenges the legality, validity or enforceability of the Transaction Documents.

          8. Assuming that the representations and warranties set forth in the Transaction Documents are true and accurate and assuming, further, compliance by all the parties thereto with each covenant and agreement set forth therein, it is not necessary in connection with the transactions contemplated by the Transaction Documents to register the Common Stock under the Securities Act of 1933, as amended; however, we express no opinion as to when and under what circumstances the Common Stock may

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thereafter be reoffered or resold.

          These opinions are limited to the matters expressly stated herein and are rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by any other person.

          The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

          A. We have assumed the genuineness of all signatures, the authenticity of all Transaction Documents submitted to us as originals, the conformity with originals of all Transaction Documents submitted to us as copies, the authenticity of certificates of public officials and the due authorization, execution and delivery of all Transaction Documents (except the due authorization, execution and delivery by the Company and its Subsidiaries of the Transaction Documents).

          B. We have assumed that each of the parties to the Transaction Documents other than the Company (the “Other Parties”) has the legal right, capacity and power to enter into, enforce and perform all of its obligations under the Transaction Documents. Furthermore, we have assumed the due authorization by each of the Other Parties of all requisite action and the due execution and delivery of the Transaction Documents by each of the Other Parties, and that the Transaction Documents are valid and binding upon each of the Other Parties and are enforceable against each Other Party in accordance with their terms.

          C. As to matters of fact material to our opinions in this letter, we have relied on certificates of officers of the Company, public officials and other appropriate persons and on the representations made in the Transaction Documents. As used in this opinion, the expression “to our knowledge” refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Transaction Documents and the transactions contemplated thereby, and without any independent investigation of any underlying facts or situations.

          D. Our examination of law relevant to the matters covered by this opinion is limited to the State of New York, the corporate laws of the State of Delaware and the federal law of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. In furnishing the opinion regarding the valid existence and good standing of the Company and the Subsidiaries we have relied solely upon an examination of the records of the relevant Secretaries of State of incorporation of the Company and the Subsidiaries. We do not purport to be experts in, or to express any opinion herein concerning, the law of any jurisdiction other than the laws of the State of New York, the corporate laws of the State of Delaware and the laws of the United States of America. To the extent that any relevant documents are governed by laws other than those of the State of New York the corporate laws of the State of Delaware or the laws of the United States of America, we have rendered our opinion with respect solely to the laws of the State of New York, the corporate laws of the State of Delaware and/or the laws of the United States of America, as applicable. We have not given any opinions with respect to the Company and/or the Subsidiaries’ compliance with applicable healthcare laws as we do not act as healthcare counsel to the Company and/or the Subsidiaries.

          This opinion is further subject to the following:

          A. Insofar as any opinion expressed above relates to the performance after the date hereof of any of the Transaction Documents, we have assumed that all laws, regulations, and other similar circumstances related to such performance of such Transaction Documents are the same as in effect on the date hereof.

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          B. Our opinions are limited to only those laws, rules, and regulations that we have, in the exercise of customary professional diligence, but without any special investigation, recognized as generally applicable to the transactions contemplated by the Transaction Documents or to business organizations of the same type as the Company, as applicable (which are not engaged in regulated business activities). In addition, we express no opinion as to any law, rule, or regulation (i) the violation of which would not have a material adverse effect on you or the Company or the Company’s ability to perform its obligations under the Transaction Documents; (ii) the violation of which can be cured without significant expense to you; or (iii) to which the Company may be subject as a result of your legal or regulatory status.

          This opinion is given as of the date hereof and we assume no obligation, to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Sincerely,

GERSTEN SAVAGE, LLP

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SCHEDULE I

Enhance Care Initiatives, Inc. The State of Connecticut has indicated that it does not have Enhance Care Initiatives, Inc.’s corporate records on file. The Company is working expeditiously to resolve this problem.

NP Care, LLC. NP Care, LLC owes its 2009 Annual Report and the requisite fee and accordingly is not in good standing. The Company intends to file such report as soon as practicable.

Enhanced Care Initiatives of Tennessee, Inc. Enhanced Care Initiatives of Tennessee, Inc entity has been administratively dissolved for failure to file its 2008 Annual Report and pay the requisite fee and accordingly is not in good standing. The Company intends to file such report and pay the fee as soon as practicable.

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